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                                                                    Exhibit 99.5

                              RITE AID CORPORATION
                                 30 HUNTER LANE
                         CAMP HILL, PENNSYLVANIA 17011

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                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                       TO BE HELD DECEMBER 12, 1996

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To the Stockholders of Rite Aid Corporation:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Rite Aid Corporation ("Rite Aid") will be held on Thursday, December 12, 1996, at 9:30 a.m., Eastern Time, at the Holiday Inn Harrisburg East, 4751 Lindle Road, Harrisburg, Pennsylvania, for the following purposes:

    1. To consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated as of October 13, 1996, as amended (the "Merger Agreement"), providing for the merger (the "Merger") of Thrifty PayLess Holdings, Inc. ("Thrifty PayLess") with and into Rite Aid, the issuance of shares of Rite Aid Common Stock pursuant to the Merger Agreement and the amendment of Rite Aid's Certificate of Incorporation pursuant to the Merger Agreement in order to increase the total number of authorized shares of Rite Aid Common Stock from 240 million to 300 million, simplify the purpose clause, remove certain obsolete provisions and effect certain other minor technical amendments, all as more fully described in the accompanying Joint Proxy Statement/Prospectus.

    2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

Information regarding the matters to be acted upon at the Special Meeting is contained in the Joint Proxy Statement/Prospectus accompanying this notice. A copy of the Merger Agreement is attached as Annex A thereto. The Joint Proxy Statement/Prospectus and the Annexes thereto form a part of this Notice.

  Only the holders of record of Rite Aid Common Stock as of the November 12, 1996 record date for the Special Meeting are entitled to notice thereof and to vote thereat or at any adjournments or postponements thereof. A list of such stockholders will be open to examination by any stockholder at the Special Meeting and for a period of ten days prior to the date of the Special Meeting during ordinary business hours at Rite Aid's corporate offices, 30 Hunter Lane, Camp Hill, Pennsylvania and the Holiday Inn Harrisburg East. The adoption of the Merger Agreement requires the affirmative vote of the holders of record of a majority of the shares of Rite Aid Common Stock outstanding on the record date for the Special Meeting.

                                   BY ORDER OF THE BOARD OF DIRECTORS

                                            /s/ I. Lawrence Gelman

                                                I. Lawrence Gelman
                                           Vice President and Secretary

November 12, 1996

  WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE THE PROXY HAS BEEN VOTED AT THE SPECIAL MEETING.